Exhibit 99.1
Granite Reports Fourth Quarter and FY 2023 Results
•Q4 revenue increased 18% year-over-year to $934 million
•Q4 diluted EPS of $0.55 and adjusted diluted EPS (1) of $0.82
•Operating cash flow increased $150 million sequentially
•Committed and Awarded Projects ("CAP") (2) of $5.5 billion, a year-over-year increase of $1.1 billion
•2024 guidance continues to align with previously provided targets
WATSONVILLE, Calif. - Granite Construction Incorporated (NYSE: GVA) today announced results for the quarter and year ended December 31, 2023.
Fourth Quarter 2023 Results
Net income totaled $26 million, or $0.55 per diluted share, compared to net income of $22 million, or $0.46 per diluted share, for the same period in the prior year. Adjusted net income (1) totaled $36 million, or $0.82 per diluted share, compared to adjusted net income (1) of $25 million, or $0.56 per diluted share, for the same period in the prior year.
•Revenue increased $145 million to $934 million compared to $789 million for the same period in the prior year. Both Construction and Materials segments posted year-over-year increases with the California and Mountain Groups up 44% and 14%, respectively, offset by a decrease in revenue of 9% in the Central Group.
•Gross profit decreased $3 million to $94 million compared to $97 million for the same period in the prior year.
•Selling, general, and administrative (“SG&A”) expenses were $82 million, or 8.8% of revenue, compared to $81 million, or 10.2% of revenue, for the same period in the prior year.
•Adjusted EBITDA (1) totaled $74 million, compared to $50 million for the same period in the prior year.
"Across the Company, our teams had an outstanding fourth quarter,” said Kyle Larkin, Granite President and Chief Executive Officer. “The quarter’s strong results, however, were tempered by impacts from the legacy Tappan Zee and I-64 projects. Looking back on 2023, it was a transformative year for Granite as we delivered on our strategic plan. We met our expectations for organic revenue growth and achieved our adjusted EBITDA margin range. We continued to develop our home markets while growing what we believe is the highest quality CAP in Granite’s history by $1 billion year-over-year. We generated operating cash flow in excess of our target at 5.2% of revenue and completed acquisitions that added exclusive rights to 140 million tons of reserves and expanded our vertically integrated footprint to the Southeast. We continue to make significant progress to deliver strong, predictable profitability by focusing on our core construction skills that we have developed and honed over the past 100 years.”
“Our guidance in 2024 reflects significant revenue growth driven by the high level of our CAP, robust construction and materials markets, and contribution from the Lehman-Roberts Company and Memphis Stone & Gravel Company acquisition. Our 2024 adjusted EBITDA margin guidance range remains unchanged, and we expect to see further improvements in operating cash flow.”
Fiscal Year 2023 Results
Net income totaled $44 million, or $0.97 per diluted share, compared to net income of $83 million, or $1.70 per diluted share, in the prior year. Adjusted net income (1) totaled $140 million, or $3.14 per diluted share, compared to adjusted net income (1) of $104 million, or $2.31 per diluted share, in the prior year.
•    Revenue increased $208 million to $3.5 billion compared to $3.3 billion in the prior year.
•    Gross profit increased $27 million to $396 million compared to $369 million in the prior year.
•SG&A expenses totaled $294 million, or 8.4% of revenue, compared to $273 million, or 8.3% of revenue, in the prior year. The increase was primarily driven by higher incentive compensation and non-qualified deferred compensation expenses in 2023.
•Adjusted EBITDA (1) totaled $269 million compared to $210 million for the same period in the prior year.
(1)Adjusted net income, adjusted diluted earnings per share, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), EBITDA margin, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP measures. Please refer to the description and reconciliation of non-GAAP measures in the attached tables.
(2)CAP is comprised of revenue we expect to record in the future on executed contracts, including 100% of our consolidated joint venture contracts and our proportionate share of unconsolidated joint venture contracts, as well as the general construction portion of construction manager/general contractor, construction manager/at risk and progressive design build contracts to the extent contract execution and funding is probable.

Fourth Quarter and Fiscal Year 2023 Segment Results (Unaudited - dollars in thousands)

Construction Segment
	Three Months Ended December 31,				Years Ended December 31,
	2023	2022	Change		2023	2022	Change
Revenue	$793,727	$665,077	$128,650	19.3%	$2,992,254	$2,803,935	$188,319	6.7%
Gross profit	$72,034	$72,133	$(99)	(0.1)%	$325,055	$303,881	$21,174	7.0%
Gross profit as a percent of revenue	9.1%	10.8%			10.9%	10.8%

Committed and Awarded Projects	December 31, 2023	September 30, 2023	Change - Quarter over Quarter		December 31, 2022	Change - Year over Year
California	$2,436,521	$2,345,294	$91,227	3.9%	$1,747,163	$689,358	39.5%
Central	1,707,862	1,811,426	(103,564)	(5.7)%	1,661,613	46,249	2.8%
Mountain	1,401,371	1,427,803	(26,432)	(1.9)%	1,076,363	325,008	30.2%
Total	$5,545,754	$5,584,523	$(38,769)	(0.7)%	$4,485,139	$1,060,615	23.6%
Construction revenue in the fourth quarter increased 19% year-over-year led by the California and Mountain groups with increases of 61% and 12%, respectively, more than offsetting a reduction in revenue in the Central group of 13% driven by a reduction in the estimated probable claim recovery from the legacy Tappan Zee project. Significantly higher levels of CAP for both the California and Mountain groups allowed our teams to increase revenue during the quarter. The performance in the quarter, combined with the strong third quarter, overcame the weather-related slow start to the year and resulted in a revenue increase of 7% year-over-year for the fiscal year ended December 31, 2023.
While construction gross profit increased year-over-year for the fiscal year, gross profit margin in the fourth quarter decreased year-over-year primarily due to negative impacts from the legacy Tappan Zee and I-64 High Rise Bridge Projects. Although a non-cash event, we adjusted our probable claim recovery estimate on the Tappan Zee project to reflect developments in the dispute review process. This resulted in a negative impact to gross profit of $19 million during the fourth quarter. Even though construction activities are now substantially complete on the I-64 High Rise Bridge project, fourth quarter gross profit was negatively impacted by $14 million, or $7 million after non-controlling interest. For the year, the I-64 project’s negative impact to gross profit was $55 million, or $27 million after non-controlling interest. Excluding the impact of these two projects, construction gross profit margin was 13% in the fourth quarter and for the fiscal year.
CAP decreased $39 million sequentially and increased $1.1 billion year-over-year. Despite a slight decrease in CAP during the fourth quarter, our markets continue to be robust, and we are entering 2024 with significantly higher CAP than we began 2023. Given the current market environment and strong funding levels of state Departments of Transportation, we believe there are substantial opportunities to continue to build CAP in 2024.

Materials Segment
	Three Months Ended December 31,				Years Ended December 31,
	2023	2022	Change		2023	2022	Change
Revenue	$139,971	$124,136	$15,835	12.8%	$516,884	$497,321	$19,563	3.9%
Gross profit	$22,277	$24,648	$(2,371)	(9.6)%	$71,344	$65,613	$5,731	8.7%
Gross profit as a percent of revenue	15.9%	19.9%			13.8%	13.2%
Materials revenue for the fourth quarter and fiscal year ended December 31, 2023 increased compared to the same periods in the prior year, driven primarily by sales from facilities and businesses acquired in 2023 and higher asphalt and aggregate sales prices. Gross profit and gross profit margin decreased during the fourth quarter primarily due to a gross loss from our newly acquired operations, including the impact of purchase accounting, which reduced gross profit margin by 260 bps.
Outlook
Our guidance for 2024 is described below:
•Revenue in the range of $3.8 billion to $4.0 billion
•Adjusted EBITDA margin in the range of 9.0% to 11.0%
•SG&A expense in the range of 7.5% to 8.0% of revenue
•Mid-20s effective tax rate for adjusted net income
•Capital expenditures of approximately $130 million to $150 million
We do not provide a reconciliation of forward-looking adjusted EBITDA margin or the most directly comparable forward-looking GAAP measure of net income attributable to Granite Construction Incorporated because we cannot predict with a reasonable degree of certainty and without unreasonable efforts certain components or excluded items that are inherently uncertain and depend on various factors. For these reasons, we are unable to assess the potential significance of the unavailable information.
“In 2024, we expect to achieve the revenue growth and profitability targets that we announced two years ago,” said Lisa Curtis, Executive Vice President and Chief Financial Officer. “We believe this demonstrates that we are executing on our strategic plan. Entering 2024, with CAP 24% higher year-over-year and a strong market, we expect revenue to grow significantly in 2024 to a range of $3.8 billion to $4.0 billion, inclusive of the recently acquired Lehman-Roberts Company and Memphis Stone & Gravel Company. As we have stated in the past, we expect profitability to increase to an adjusted EBITDA margin of 9.0% to 11.0% in 2024, led by our transformed project portfolio and improved materials margins. CAPEX is expected to be in a range of $130 million to $150 million, including approximately $50 million in planned strategic materials investments in land, reserves and an aggregate plant. This range also includes approximately $20 million related to a project-specific tunnel boring machine.”

Conference Call
Granite will conduct a conference call today, February 22, 2024, at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time to discuss the results of the quarter and fiscal year ended December 31, 2023. The Company invites investors to listen to a live audio webcast of the investor conference call on its Investor Relations website, https://investor.graniteconstruction.com. The investor conference call will also be available by calling 1-877-328-5503; international callers may dial 1-412-317-5472. An archive of the webcast will be available on Granite's Investor Relations website approximately one hour after the call. A replay will be available after the live call through February 29, 2024, by calling 1-877-344-7529, replay access code 3276603; international callers may dial 1-412-317-0088.
About Granite
Granite is America’s Infrastructure Company™. Incorporated since 1922, Granite (NYSE:GVA) is one of the largest diversified construction and construction materials companies in the United States as well as a full-suite civil construction provider. Granite’s Code of Conduct and strong Core Values guide the Company and its employees to uphold the highest ethical standards. Granite is an industry leader in safety and an award-winning firm in quality and sustainability. For more information, visit graniteconstruction.com, and connect with Granite on LinkedIn, X, Facebook and Instagram.

Forward-looking Statements
Any statements contained in this press release that are not based on historical facts, including statements regarding future events, occurrences, opportunities, circumstances, activities, performance, growth, demand, strategic plans, shareholder value, outcomes, outlook, 2024 fiscal year guidance for revenue, adjusted EBITDA margin, SG&A expense, effective tax rate, and capital expenditures, CAP, results, delivery of strong, predictable profitability, our guidance in 2024 reflects significant revenue growth driven by high levels of CAP, robust construction and materials markets and contributions from acquisitions, our adjusted EBITDA margin guidance remaining unchanged, our expectations to realize further increases in operating cash flow, our belief that there are substantial opportunities to build CAP in 2024, our expectations to achieve the revenue growth and profitability targets we previously announced, we expect revenue to grow significantly in 2024 and we expect profitability to increase in 2024 constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” "guidance" and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, opportunities, circumstances, activities, performance, growth, demand, strategic plans, shareholder value, outcomes, outlook, 2024 fiscal year guidance for revenue, adjusted EBITDA margin, SG&A expense, effective tax rate, and capital expenditures, CAP, results, delivery of strong, predictable profitability, our guidance in 2024 reflects significant revenue growth driven by high levels of CAP, robust construction and materials markets and contributions from acquisitions, our adjusted EBITDA margin guidance remaining unchanged, our expectations to realize further increases in operating cash flow, our belief that there are substantial opportunities to build CAP in 2024, our expectations to achieve the revenue growth and profitability targets we previously announced, we expect revenue to grow significantly in 2024 and we expect profitability to increase in 2024. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those described in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this press release and, except as required by law; we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands, except share and per share data)

	December 31, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$417,663	$293,991
Short-term marketable securities	35,863	39,374
Receivables, net	598,705	463,987
Contract assets	262,987	241,916
Inventories	103,898	86,809
Equity in unconsolidated construction joint ventures	171,233	183,808
Other current assets	53,102	37,411
Total current assets	1,643,451	1,347,296
Property and equipment, net	662,864	509,210
Long-term marketable securities	—	26,569
Investments in affiliates	92,910	80,725
Goodwill	155,004	73,703
Intangible assets	117,322	9,212
Right of use assets	78,176	49,079
Deferred income taxes, net	8,179	22,208
Other noncurrent assets	55,634	49,931
Total assets	$2,813,540	$2,167,933

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$39,932	$1,447
Accounts payable	408,363	334,392
Contract liabilities	243,848	173,286
Accrued expenses and other current liabilities	337,740	288,469
Total current liabilities	1,029,883	797,594
Long-term debt	614,781	286,934
Long-term lease liabilities	63,548	32,170
Deferred income taxes, net	3,708	1,891
Other long-term liabilities	74,654	64,199
Commitments and contingencies
Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	—	—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding: 43,944,118 shares as of December 31, 2023 and 43,743,907 shares as of December 31, 2022	439	437
Additional paid-in capital	474,134	470,407
Accumulated other comprehensive income	881	788
Retained earnings	501,844	481,384
Total Granite Construction Incorporated shareholders’ equity	977,298	953,016
Non-controlling interests	49,668	32,129
Total equity	1,026,966	985,145
Total liabilities and equity	$2,813,540	$2,167,933

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
Revenue
Construction	$793,727	$665,077	$2,992,254	$2,803,935
Materials	139,971	124,136	516,884	497,321
Total revenue	933,698	789,213	3,509,138	3,301,256
Cost of revenue
Construction	721,693	592,944	2,667,199	2,500,054
Materials	117,694	99,488	445,540	431,708
Total cost of revenue	839,387	692,432	3,112,739	2,931,762
Gross profit	94,311	96,781	396,399	369,494
Selling, general and administrative expenses	81,987	80,574	294,466	272,610
Other costs, net	12,244	1,719	50,217	24,120
Gain on sales of property and equipment, net	(20,553)	(2,155)	(28,346)	(12,617)
Operating income	20,633	16,643	80,062	85,381
Other (income) expense
Loss on debt extinguishment	—	—	51,052	—
Interest income	(6,251)	(3,282)	(17,538)	(6,528)
Interest expense	6,563	2,621	18,462	12,624
Equity in income of affiliates, net	(6,370)	(3,915)	(25,748)	(13,571)
Other (income) expense, net	(3,307)	(3,607)	(6,020)	1,039
Total other (income) expense, net	(9,365)	(8,183)	20,208	(6,436)
Income before income taxes	29,998	24,826	59,854	91,817
Provision for income taxes	8,289	5,650	30,267	12,960
Net income	21,709	19,176	29,587	78,857
Amount attributable to non-controlling interests	4,289	2,876	14,012	4,445
Net income attributable to Granite Construction Incorporated	$25,998	$22,052	$43,599	$83,302

Net income per share attributable to common shareholders:
Basic	$0.59	$0.50	$0.99	$1.87
Diluted	$0.55	$0.46	$0.97	$1.70
Weighted average shares outstanding:
Basic	43,934	43,732	43,879	44,485
Diluted	53,605	51,475	52,565	52,326

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

Years Ended December 31,	2023	2022
Operating activities
Net income	$29,587	$78,857
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	92,270	82,569
Amortization related to long-term debt	2,390	2,366
Non-cash loss on debt extinguishment	51,052	—
Gain on sales of property and equipment, net	(28,346)	(12,617)
Deferred income taxes	26,556	5,447
Stock-based compensation	10,477	7,765
Equity in net loss from unconsolidated construction joint ventures	18,617	19,676
Net income from affiliates	(25,748)	(13,571)
Other non-cash adjustments	5,695	222
Changes in assets and liabilities	1,157	(115,067)
Net cash provided by operating activities	$183,707	$55,647
Investing activities
Purchases of marketable securities	(9,740)	(94,104)
Maturities of marketable securities	40,000	45,000
Proceeds from called marketable securities	—	6
Purchases of property and equipment	(140,384)	(121,612)
Proceeds from sales of property and equipment	38,109	26,064
Proceeds from company-owned life insurance	1,545	—
Proceeds from the sale of business	—	140,576
Acquisition of businesses, net of cash acquired	(294,018)	—
Issuance of notes receivable	—	(7,560)
Collection of notes receivable	5,198	630
Net cash used in investing activities	$(359,290)	$(11,000)
Financing activities
Proceeds from debt	305,000	50,000
Debt principal repayments	(305,118)	(125,164)
Capped call transactions	(53,035)	—
Redemption of warrants	(13,201)	—
Proceeds from issuance of 3.75% Convertible Notes	373,750	—
Debt issuance costs	(10,865)	—
Cash dividends paid	(22,811)	(23,271)
Repurchases of common stock	(4,124)	(70,898)
Contributions from non-controlling partners	43,300	13,150
Distributions to non-controlling partners	(14,224)	(8,567)
Other financing activities, net	583	439
Net cash provided by (used in) financing activities	$299,255	$(164,311)
Net increase (decrease) in cash, cash equivalents and restricted cash	$123,672	$(119,664)
Cash, cash equivalents and $0 and $1,512 in restricted cash at beginning of period	293,991	413,655
Cash, cash equivalents and $0 in restricted cash at end of period	$417,663	$293,991

Non-GAAP Financial Information
The tables below contain financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Specifically, management believes that non-GAAP financial measures such as EBITDA and EBITDA margin are useful in evaluating operating performance and are regularly used by securities analysts, institutional investors and other interested parties, and that such supplemental measures facilitate comparisons between companies that have different capital and financing structures and/or tax rates. We are also providing adjusted EBITDA and adjusted EBITDA margin, non-GAAP measures, to indicate the impact of loss on debt extinguishment in 2023 and other costs, net, which include investigation-related legal fees, strategic acquisition costs, a litigation charge and costs and non-cash impairment charges related to the wind down of our international mineral services operations in 2023, and investigation-related legal fees, settlement charges, divestiture costs and a gain on sale of a business in 2022.
We provide adjusted income before income taxes, adjusted provision for income taxes, adjusted net income attributable to Granite Construction Incorporated, adjusted diluted weighted average shares of common stock and adjusted diluted earnings per share attributable to common shareholders, non-GAAP measures, to indicate the impact of the following:
•Other costs, net as described above;
•Transaction costs which include acquired intangible amortization expense and acquisition-related depreciation in 2023 and 2022;
•Loss on debt extinguishment in 2023, and
•Income taxes related to the disposal of Inliner goodwill and tax basis difference on held for sale entities in 2022 and establishment of valuation allowance in 2023.
Management believes that these additional non-GAAP financial measures facilitate comparisons between industry peer companies, and management uses these non-GAAP financial measures in evaluating the Company's performance. However, the reader is cautioned that any non-GAAP financial measures provided by the Company are provided in addition to, and not as alternatives for, the Company's reported results prepared in accordance with GAAP. Items that may have a significant impact on the Company's financial position, results of operations and cash flows must be considered when assessing the Company's actual financial condition and performance regardless of whether these items are included in non-GAAP financial measures. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by the Company may not be comparable to similar measures provided by other companies.

GRANITE CONSTRUCTION INCORPORATED
EBITDA AND ADJUSTED EBITDA(1)
(Unaudited - dollars in thousands)

	Three months ended December 31,		Years ended December 31,
	2023	2022	2023	2022
EBITDA:
Net income attributable to Granite Construction Incorporated	$25,998	$22,052	$43,599	$83,302
Net income margin (2)	2.8%	2.8%	1.2%	2.5%

Depreciation, depletion and amortization expense (3)	27,144	21,181	92,866	83,618
Provision for income taxes	8,289	5,650	30,267	12,960
Interest (income) expense, net	312	(661)	924	6,096
EBITDA(1)	$61,743	$48,222	$167,656	$185,976
EBITDA margin(1)(2)	6.6%	6.1%	4.8%	5.6%

ADJUSTED EBITDA:
Other costs, net	$12,244	$1,719	$50,217	$24,120
Loss on debt extinguishment	—	—	51,052	—
Adjusted EBITDA(1)	$73,987	$49,941	$268,925	$210,096
Adjusted EBITDA margin(1)(2)	7.9%	6.3%	7.7%	6.4%
(1)We define EBITDA as GAAP net income attributable to Granite Construction Incorporated, adjusted for net interest (income) expense, taxes, depreciation, depletion and amortization. Adjusted EBITDA and adjusted EBITDA margin exclude the impact of Other costs, net, and loss on debt extinguishment, as described above.
(2)Represents net income, EBITDA and adjusted EBITDA divided by consolidated revenue of $934 million and $789 million, for the three months ended December 31, 2023 and 2022, respectively, and $3.5 billion and $3.3 billion for the fiscal year ended December 31, 2023 and 2022, respectively.
(3)Amount includes the sum of depreciation, depletion and amortization which are classified as cost of revenue and selling, general and administrative expenses in the consolidated statements of operations.

GRANITE CONSTRUCTION INCORPORATED
ADJUSTED NET INCOME RECONCILIATION
(Unaudited - in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
Income before income taxes	$29,998	$24,826	$59,854	$91,817
Other costs, net	12,244	1,719	50,217	24,120
Transaction costs	1,660	1,736	6,706	9,680
Loss on debt extinguishment	—	—	51,052	—
Adjusted income before income taxes	$43,902	$28,281	$167,829	$125,617

Provision for income taxes	$8,289	$5,650	$30,267	$12,960
Tax effect of goodwill disposal related to sale of business	—	—	—	(10,070)
Tax basis difference on held for sale entities	—	—	—	17,691
Tax expense to establish valuation allowance	—	—	(1,542)	—
Tax effect of adjusting items (1)	3,615	899	13,491	5,668
Adjusted provision for income taxes	$11,904	$6,549	$42,216	$26,249

Net income attributable to Granite Construction Incorporated	$25,998	$22,052	$43,599	$83,302
After-tax adjusting items	10,289	2,556	96,026	20,511
Adjusted net income attributable to Granite Construction Incorporated	$36,287	$24,608	$139,625	$103,813

Diluted weighted average shares of common stock (2)	53,605	51,475	52,565	52,326
Less: dilutive effect of Convertible Notes (3)	(9,099)	(7,309)	(8,103)	(7,309)
Adjusted diluted weighted average shares of common stock	44,506	44,166	44,462	45,018

Diluted net income per share attributable to common shareholders	$0.55	$0.46	$0.97	$1.70
After-tax adjusting items per share attributable to common shareholders	0.27	0.10	2.17	0.61
Adjusted diluted earnings per share attributable to common shareholders	$0.82	$0.56	$3.14	$2.31
(1)The tax effect of adjusting items was calculated using our estimated annual statutory tax rate. The tax effect of adjusting items for the fiscal year ended December 31, 2023 excludes the $51 million loss on debt extinguishment and $5 million non-cash impairment charges included in “Other costs, net” which are not tax deductible. The tax effect of adjusting items for the fiscal year ended December 31, 2022 excludes a $12 million charge related to the resolution of the SEC investigation which is not tax deductible.
(2)Diluted weighted average shares of common stock includes the dilutive effect on net income per share attributable to Granite Construction Incorporated of the 2.75% Convertible Notes and the 3.75% Convertible Notes potentially converting into 9,099,009 shares of common stock for the fourth quarter ended December 31, 2023 and 7,308,848 shares of common stock for the fourth quarter and fiscal year ended December 31, 2022. For the fiscal year ended December 31, 2023, the potential dilutive effect of 995,847 shares related to the 2.75% Convertible Notes is not included as their inclusion would be antidilutive resulting in 8,103,162 potentially converting into shares of common stock.
(3)When calculating diluted net income attributable to common shareholders, GAAP requires that we include potential share dilution from the 2.75% Convertible Notes and the 3.75% Convertible Notes when not antidilutive. For the purposes of calculating adjusted diluted net income per share attributable to common shareholders, the dilutive effect from the 2.75% Convertible Notes and 3.75% Convertible Notes is removed to reflect the impact of the purchased equity derivative instruments which offset any potential share dilution above the $31.47 conversion price up to a share price of $53.44 for the 2.75% Convertible Notes and above the $46.12 conversion price up to a share price of $79.83 for the 3.75% Convertible Notes. The average share price did not exceed $53.44 in any period.

Contacts:
Investors
Wenjun Xu, 831-761-7861
Or
Media
Erin Kuhlman, 831-768-4111
Source: Granite Construction Incorporated